                                                                      Exhibit 2A



                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement is dated as of this 26th day of November, 1996, by and between SUNQUEST INFORMATION SYSTEMS, INC. ("Buyer"), a Pennsylvania business corporation, AND THE COMPUCARE COMPANY, a Delaware corporation (the "Seller").

     WHEREAS, Seller owns all of the issued and outstanding shares of the capital stock of Antrim Corporation, a Texas corporation ("Company"); and

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company for the consideration and upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, capitalized terms shall have the meaning assigned to such terms in

Exhibit "A" attached hereto, unless otherwise noted herein.
-----------

     NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE 1
                           PURCHASE AND SALE OF STOCK
                           --------------------------

     1.1 Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as such term is hereinafter defined), Seller shall sell, grant, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the issued and outstanding shares of capital stock of Company ("Company Shares"). The exact number of Company Shares to be sold by Seller hereunder on the Closing Date shall be 5,000 shares.

     1.2 Instruments of Conveyance. On the Closing Date, Seller shall deliver to Buyer the Company Shares endorsed in blank (or with separate stock powers executed in blank) for transfer and bearing all applicable stamps or other taxes required for such transfer and other good and sufficient instruments of conveyance and assignment, reasonably satisfactory in form and substance to Buyer and its counsel, as shall be effective to vest in Buyer all of Seller's right, title and interest in and to the Company Shares. Seller shall take all additional steps as may be necessary to put Buyer in possession and operating control of the properties and assets of Company, including, without limitation, delivery to Buyer of all of the books and records of Company, including without limitation the stock books, stock ledgers, minute books, corporate seals, financial books and work papers. In addition, upon the request and at the expense of Buyer, Seller shall provide Buyer with copies of those portions of the books and records of Seller which pertain solely to Company, its business and operations.

     1.3 Total Consideration. Upon the terms and subject to the conditions set forth in this Agreement, in reliance upon the representations, warranties, covenants and agreements of Seller contained herein, and in exchange for the Company Shares, Buyer agrees to pay to Seller the sum of FIVE MILLION DOLLARS ($5,000,000) (the "Purchase Price").

     1.4 Payment of Purchase Price. On the Closing Date, Buyer will pay to Seller the amount of FIVE MILLION DOLLARS ($5,000,000) in immediately available funds by wire transfer into an account of Seller designated by Seller in writing prior to the Closing Date.

     1.5 Seller's Retention of Certain Liabilities. Seller hereby agrees to indemnify and hold Buyer and the Company harmless from and against any and all loss, liability, claims, damages or expenses whatsoever (including reasonable attorneys' fees) arising out of or relating to any one or more of the matters listed and described on Schedule 1.5 to this Agreement. The indemnification
                        ------------
obligations of Seller under this Section 1.5 shall not in any way be limited by the provisions of Article 6 hereof. The Seller's obligations pursuant to this
Section 1.5 shall be set forth in an Assumption Agreement (the "Assumption Agreement") dated as of the Closing Date, substantially in the form attached hereto as Exhibit "B".
          -----------

     1.6 Closing. The closing of the purchase and sale of the Company Shares provided herein (the "Closing") will be at the office of Klett Lieber Rooney & Schorling, 40th Floor, One Oxford Centre, Pittsburgh, Pennsylvania 15219 at 10:00 a.m., local time, on November 26, 1996 or at such other place or at such other date and time as Seller and Buyer may mutually agree. Such date and time of Closing is herein referred to as the "Closing Date".

                                   ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

     In order to induce Buyer to enter into and perform its obligations under this Agreement, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date, except as may be set forth on a disclosure schedule attached to and made a part of this Agreement (provided that each such schedule shall reference each section, or applicable subsection thereof, to which such disclosure schedule relates) that (in the determination of "knowledge" as used in this Article 2, the knowledge of Seller shall be attributed to Company and the knowledge of Company shall be attributed to Seller):

     2.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Each of Seller and Company is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation. Company has all requisite corporate power and authority to own its properties and carry on its business as now conducted. The copies of the charter and bylaws of Company, all as amended to date, which have been delivered by Seller to Buyer, are complete and correct and presently in effect. Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to so qualify would not have a Material Adverse Effect. Company is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Company is a party or is subject.

     2.2 Authorization; Validity and Effect of Agreements. (a) The execution, delivery and performance of this Agreement and all agreements and documents contemplated hereby by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on Seller's part. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and binding obligations of Seller enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

          (b) The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby will not:
(i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or governmental, public authority or accrediting body (except as set forth in Sections 2.14, 2.18 and 5.1.8 of this Agreement); (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law or statute or any rule, regulation, order, award, judgment or decree of any court or governmental authority applicable to Seller or Company; (iii) result in the material breach or termination of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Encumbrance upon any part of the property of Company pursuant to any provision of any order, judgment, arbitration award, injunction, material agreement or other instrument to which Seller or Company is a party or by which either of them is bound; or (iv) violate any provision of the charter or bylaws of Company as amended to the date of this Agreement.

     2.3 Subsidiaries. Company does not own, directly or indirectly, any debt or equity securities issued by any other corporation, or any interest in any partnership, joint venture or other business enterprise.

     2.4 Capitalization. The Company has authorized capital stock consisting solely of 11,715,000 shares of common stock, $.01 par value per share, of which 5,000 shares and no more are presently issued and outstanding and owned of record and beneficially by the Seller. Except as set forth in the immediately preceding sentence, there are no: (a) authorized, issued or outstanding (i) shares of capital stock or share capital of the Company, or (ii) securities convertible into or exchangeable or exercisable for, or any options, warrants, calls, puts, subscriptions or other rights (preemptive or otherwise) to acquire, any shares of capital stock or issued or unissued share capital of Company; or
(b) agreements or contractual commitments, whether written or oral (other than this Agreement) relating to the Shares (including, but not limited to, voting trusts and similar agreements or understandings with respect to the voting of Company's capital stock) or obligating Company or Seller to issue or sell any shares of Company's capital stock or any such securities, options, warrants, calls, puts, subscriptions or other rights; or (c) Encumbrances relating to any of the Company Shares; or (d) rights or contractual commitments (whether written or oral) that give any Person other than Seller any right to reserve or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of Company, including without limitation any right to participate in the equity or income of Company or to participate in or direct the election of any directors or officers of Company or the manner in which any shares of capital stock of Company are listed.

     2.5 Records. The books, records and work papers of Company, including corporate minute books, to be delivered to Buyer at the Closing shall contain true and complete copies of the charter, as amended to the Closing Date, bylaws, as amended to the Closing Date, and the minutes of all meetings of directors and shareholders and unanimous written consents reflecting all actions taken by the directors or shareholders without a meeting, from the date of incorporation of Company to the Closing Date. Since the date of Seller's acquisition of Company, and to knowledge of Seller and Company as to all times prior thereto, the books, records and work papers of Company have been maintained in accordance with reasonable business practice. The books, records and work papers of Seller or any of its other Affiliates pertaining to Company's business, operations and financial matters will be delivered to Buyer at the Closing and will include all such books, records and work papers as necessary for Company's business as currently conducted.

     2.6 Officers and Directors; Bank Accounts; Powers of Attorney. The officers and directors of Company are as set forth in Schedule 2.6. Schedule
                                                      ------------   --------
2.6 also sets forth:  (a) the name of each bank, savings institution, financial
---
institution or other Person with which Company has a depository, savings, checking or disbursement account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto; and (b) the names of all persons or entities, if any, holding powers of attorney from Company and a summary statement of the terms thereof.

     2.7 Financial Statements. Seller has furnished to Buyer the balance sheet of Company as of October 31, 1996 (the "Interim Company Balance Sheet") and related statement of income for the ten (10) months then ended (together with the Company Interim Balance Sheet, the "Financial Statements"). The Financial Statements are in accordance with the books and records of Company, are complete and correct in all material respects, fully and fairly set forth the financial position of Company, as of the dates indicated, and the results of its operations for the periods indicated, and have been prepared in accordance with GAAP, consistently applied, except as noted herein.

     2.8 Undisclosed Liabilities. Company has no liabilities or obligations of any nature, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Financial Statements except liabilities and obligations arising after the date of the Interim Company Balance Sheet which are in the ordinary course of business, and which, individually or in the aggregate, would not have a Material Adverse Effect. Neither Seller nor Company know of any claim or liability of any nature which has been, or is likely to be, asserted against the Company, other than any claims and liabilities (i) disclosed in the Interim Company Balance Sheet, (ii) which, individually or in the aggregate, would not have a Material Adverse Effect; or (iii) which impact generally Persons similarly situated in Company's line of business and which Buyer, by virtue of its operations in a line of business and industry similar to that of Company, has or reasonably should have specific knowledge.

     2.9 Absence of Certain Changes. Since October 31, 1996, Company has not:

          2.9.1 incurred any obligation or liability (fixed, contingent or otherwise), except trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which, nor in the aggregate of which, would have a Material Adverse Effect, and except in connection with this Agreement and the transactions contemplated hereby;

          2.9.2 discharged or satisfied any material lien, security interest or encumbrance or paid any obligation or liability (fixed, contingent or otherwise), including intercompany obligations and liabilities except in the ordinary course of business;

          2.9.3 mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties other than Permitted Encumbrances;

          2.9.4 sold, assigned, conveyed, transferred, leased or otherwise disposed of, or, except for the transactions contemplated by this Agreement, agreed to sell, assign, convey, transfer, lease or otherwise dispose of any of its assets or properties except for a fair consideration in the ordinary course of business and consistent with past practice or acquired any assets or properties except in the ordinary course of business and consistent with past practice;

          2.9.5 canceled or compromised any indebtedness for borrowed money or material claim;

          2.9.6  waived or released any rights of material value;

          2.9.7 made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with any director, officer, employee, agent, contractor or consultant of Company;

          2.9.8 entered into any material transaction, contract or commitment, except: (a) transactions, contracts and commitments listed or described on any schedule to this Agreement; and (b) this Agreement and the transactions contemplated hereby;

          2.9.9 suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct business;

          2.9.10 declared any dividends or bonuses or other distribution with respect to any shares of capital stock of the Company, or authorized or effected any amendment or restatement of the Articles of Incorporation or Bylaws of Company, or taken any steps looking toward the dissolution or liquidation of Company;

          2.9.11 suffered any event or occurrence which has had a Material Adverse Effect;

          2.9.12 made capital expenditures or entered into any commitment therefor exceeding $50,000; or

          2.9.13 introduced any material change with respect to the operation of its business, including its method of accounting.

     2.10 Taxes. (a)(i) All Tax Returns in respect of Taxes required to be filed by or on behalf of Company or Online Solutions Company ("Subsidiary") prior to the date hereof have been timely filed, and no extension of time within which to file any such Tax Return has been requested, which Tax Return has not since been filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due or payable by Company or Subsidiary prior to the date of this Agreement have been timely paid or adequately provided for and all payments of estimated Taxes required to be made by or on behalf of Company or Subsidiary under Section 6655 of the Code or any comparable provision of state, local or foreign law prior to the date of this Agreement for the current taxable years of Company or Subsidiary have been made; (iii) all such Tax Returns are true, correct and complete; (iv) no adjustment relating to any of such Tax Returns has been proposed in writing by any Tax authority; (v) there are no outstanding subpoenas with respect to any Tax Returns of Company or Subsidiary or the Taxes reflected on such Tax Returns; (vi) there are no pending or threatened actions or proceedings for the assessment or collection of Taxes against Company or Subsidiary or, to the knowledge of Seller or Company, any corporation that was included in the filing of a Tax Return with Company or Subsidiary on a consolidated, combined or unitary basis with respect to any period for which such corporation was so included; (vii) Company and Subsidiary do not have and never have had any subsidiaries, other than Subsidiary; (viii) no consent under
Section 341(f) of the Code has been filed with respect to Company or Subsidiary;
(ix) neither Company nor Subsidiary of Company is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code;
(x) no property owned by Company or Subsidiary is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Code or is "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code; (xi) neither Seller, Company nor Subsidiary has
(A) agreed to or is required to make any adjustment pursuant to Section 481 of the Code by reason of a change in accounting method issued by Company or Subsidiary, (B) knowledge that the Internal Revenue Service has proposed any adjustment or change in accounting method, or (C) an application pending with any Tax authority requesting permission for any change in accounting methods that relate to the business and operations of Company or Subsidiary; (xii) Company does not have in effect any elections for federal income taxes under Sections 108, 168, 441, 471,

1033 or 4977 of the Code; (xiii) Company and Subsidiary have not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired; (xiv) Company and Subsidiary do not owe any amount pursuant to any Tax sharing agreement or arrangement (other than pursuant to this Agreement), and Company and Subsidiary will not have any liability after the date hereof in respect of any Tax sharing agreement or arrangement executed or agreed to prior to the date hereof with respect to any company that has been sold or disposed of by Company or Subsidiary, whether any such agreement or arrangement is written or unwritten; (xv) all Taxes required to be withheld, collected or deposited by Company and Subsidiary have been timely withheld, collected or deposited and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority or adequately provided for; (xvi) any adjustment of Taxes of Company or Subsidiary made by the Internal Revenue Service that is required to be reported to any state, local or foreign Tax authority prior to the Closing Date timely has been so reported and any additional Tax due as a result thereof timely has been paid in full; and (xvii) the books and records of Company and Subsidiary reflect reserves that are adequate for the payment of all Taxes not yet due and payable that are properly accruable thereon as of the date hereof (including Taxes being contested), and there is no difference between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for federal income tax purposes.

          (b)(i) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Company or Subsidiary may be subject; (ii) Company and Subsidiary have not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (iii) Company and Subsidiary have not had any income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending at or prior to the Closing which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction); (iv) there are no requests by Seller or Company for rulings or information currently outstanding that could affect the Taxes of Company or Subsidiary; (v) to the knowledge of Seller and Company, there are no proposed reassessments of any property owned or leased by Company or Subsidiary that could increase the amount of any Tax to which Company or Subsidiary would be subject; and (vi) with respect to each taxable period, ending prior to the date hereof, of Company and Subsidiary, the period for the assessment of any Tax (including federal, state, local and foreign Taxes and including income, franchise, sales and use and real and personal property Taxes) by the applicable Tax authority in each instance either is closed by operation of the applicable statute of limitations or the Tax Return relating to such Tax has been examined by the relevant Tax authority, without any adjustment having been made to such Tax Return (including adjustments not affecting the amount of

Tax due with respect to such Tax Return), and such examination is closed and final for all taxable years prior to and including the taxable year ended December 31, 1992.

          (c)(i) Schedule 2.10(c) lists all income, franchise and similar Tax
                 ----------------
Returns (federal, state, local and foreign) filed on behalf of Company and Subsidiary for taxable periods ended on or after January 1, 1989, indicates the most recent income, franchise or similar Return for each relevant jurisdiction for which an audit has been completed and indicates all Tax Returns that currently are the subject of audit; (ii) Company and Subsidiary have made available to the Seller correct and complete copies of all federal, state and foreign income, franchise, sales and use, and real and personal property Tax Returns and made available all other Tax Returns, elections relating to Taxes of Company and Subsidiary, examination reports, and statements of deficiencies assessed against or agreed to by Company since January 1, 1989; and (iii) neither Company nor Subsidiary is a party to any Tax sharing or allocation agreement or arrangement, whether written, unwritten or informal other than as contained in this Agreement.

          (d) No portion of Company's net operating loss for any portion of its 1996 calendar year will be used to offset any taxable income of the Seller Group.

     2.11 Title to Company Shares. The Company Shares are duly authorized, validly issued, fully paid and nonassessable and, all are owned by the Seller free and clear of all Encumbrances. The Company Shares are subject to no restrictions with respect to transferability. Upon transfer of the Company Shares by the Seller thereof, Buyer will, as a result, receive valid title to all of such Company Shares, free and clear of all Encumbrances.

     2.12 Title to Property and Assets. Company has valid title to all of its properties and assets (including, without limitation, the properties and assets reflected in the Financial Statements except any thereof since disposed of for value in the ordinary course of business) and none of such properties or assets is, except as disclosed in the Financial Statements or the Schedules hereto, subject to any Encumbrance, other than Permitted Encumbrances.

     2.13 Condition of Personal Property. All tangible personal property, equipment, fixtures and inventories included within the assets of Company or required to be used in the ordinary course of business are in good, merchantable or reasonably repairable condition, normal wear and tear excepted, and are suitable for the purposes for which they are used.

     2.14  List of Contracts and Other Data.  Schedule 2.14 sets forth the
                                              -------------
following information with respect to all of the properties and assets of Company (indicating in each case, where appropriate, whether or not consent by a third party is required for the purchase of the Company Shares by Buyer):

     2.14.1 all real property owned of record or leased by Company and all leases of real property to which Company is a party;


     2.14.2 all material personal property owned of record or beneficially by Company and all leases of personal property, licenses, permits, franchises, concessions, certificates of public convenience or the like to which Company is a party;

     2.14.3 (a) all Intellectual Property Rights owned, in whole or in part, or leased, licensed or otherwise used as noted thereon as of the date hereof by Company (collectively referred to herein as the "Company Intellectual Property Rights"); (b) a description of the nature of all such Company Intellectual Property Rights; and (c) all licenses, including software licenses and sublicenses, and authorizations to use any Intellectual Property Right granted by or to Company and all other agreements to which Company is a party which relate in whole or in part to any Intellectual Property Right;

     2.14.4 all other existing material written and oral contracts and commitments to which Company is a party or by which Company or any of its properties or assets is bound and which are not set forth or described in another schedule to this Agreement;

     2.14.5 (a) all collective bargaining agreements, multi-employer pension plans, employment, consulting and separation agreements, executive compensation plans, bonus plans, incentive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans and hospitalization insurance or other plans or arrangements providing for benefits for employees or former employees of Company (with respect to each of the individuals named pursuant to subsection 2.14.6 below, all obligations of Company under each such agreement, plan or arrangement have been satisfied for the year ended December 31, 1995 and the period ended October 31, 1996 under each such agreement, plan or arrangement); and (b) all multiemployer plans (as defined in the Employee Retirement Income Security Act) which Company maintains or has maintained or to which Company makes, is required to make, has made or has been required to make a contribution;

     2.14.6 the names and current annual compensation rates as of November 15, 1996 of all employees of Company whose annual base salary exceeds $50,000;

     2.14.7 all non-competition, confidentiality, secrecy, non-disclosure or similar agreements (including, without limitation, with respect to Company employees, consultants or agents), or provisions relating thereto in any other agreement or writing, which directly or indirectly operate to restrict or benefit Company.

     True and complete copies of all documents, including all amendments thereto, referred to in this Section 2.14 have been made available to Buyer. To the knowledge of Seller and Company, all contracts and commitments referred to in Schedule 2.14 are enforceable against the other parties thereto in
   -------------
accordance with their terms. There has not been any material oral or written modifications or amendments to any of the contracts or agreements set forth on
Schedule 2.14 and the Company has not made any commitments to make any such
-------------
modifications or amendments. To the knowledge of Seller and Company, no other party thereto is in default, nor has any event occurred which, after the giving of notice or the passage of time, or both, would constitute such a default, in the timely performance of any material obligation to be performed or paid thereunder. To the knowledge of Seller and Company, there are no existing laws, regulations or decrees nor are there any proposed laws, regulations or decrees would have a Material Adverse Effect, other than existing or proposed laws, regulations or decrees which impact generally Persons similarly situated in Company's line of business and which Buyer, by virtue of its operations in a line of business and industry similar to that of Company, has or reasonably should have specific knowledge.

     2.15 No Breach or Default. Company is not in material default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time, or both, would constitute a material default under any such contract, nor has Company received written notice by any third party of any threat to cancel or terminate any such contract or agreement. Neither Seller nor Company has received any notice that the parties to any contracts set forth in any Schedule to this Agreement will not fulfill their payment or other obligations under such contracts in all material respects, other than notices with respect to disputes between Company and its customers which have arisen in the ordinary course of Company's business and which neither Seller nor Company has reason to believe will have a Material Adverse Effect.

     2.16 Employment Controversies. (a) Neither Company nor any of its employees is a party to any collective bargaining agreement; (b) there are no controversies pending, or to the knowledge of Seller or Company threatened, between Company and any of its respective employees or former employees which might reasonably be expected to materially adversely affect the conduct of its business, or any unresolved labor union or work stoppages or other employment grievances or unfair labor practice or labor arbitration proceedings pending, or to the knowledge of Seller or Company threatened, relating to its business, and to the knowledge of Seller and Company, there are not any organizational efforts presently being made or threatened involving any of Company's employees; and (c) Company has not received notice of any claim, nor to Seller's knowledge are there any threatened claims, that Company has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     2.17 Litigation. There are no actions, suits, proceedings or other material claims, or to the knowledge of Seller or Company, investigations with respect to Company involving claims by or against Company which are pending, or to the knowledge of Seller or Company threatened, against Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or before Company's internal grievance mechanisms. To the knowledge of Seller and Company, no reasonable basis for any action, suit or proceeding exists, and there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which Company has been named or to which Company is a party, which directly apply, in whole or in part, to the business of Company, or to any of the assets or properties of Company or the Company Shares or which would have a Material Adverse Effect.

     2.18  Licenses; Permits; Authorizations.  Schedule 2.18 is a schedule of
                                               -------------
all material rights, approvals, authorizations, consents, licenses, orders, accreditations, franchises, concessions, certificates and permits of all governmental agencies, whether United States, state or local, and accrediting bodies, required by the nature of the business conducted by Company, to permit the continued operation of such business in the manner in which it was conducted as of the date hereof (indicating in each case, where appropriate, whether or not the consent by a third party to the transfer to Buyer is required). Company has all material approvals, authorizations, consents, licenses, orders, certificates, accreditations and other permits of all governmental agencies and accrediting bodies, whether United States, state, local or otherwise, required to permit the operation of its business as presently conducted and Company's business is and has been operated in all material respects in compliance therewith.

     2.19  Intellectual Property Rights.

          (a) Company is not a defendant in any action, suit, investigation or proceeding relating to, nor has otherwise been notified of, any alleged claim against or infringement of any Company Intellectual Property Rights, and neither Seller nor Company has knowledge of any such infringement by Company.

          (b) Neither Seller nor Company has knowledge of any continuing infringement by any other person of any Company Intellectual Property Rights except as listed on Schedule 2.19.  No Company Intellectual Property Right is subject to
          -------------
any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Company, or restricting the licensing, rental or sale thereof by Company to any person. Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property Right.

     2.20  Insurance.  Schedule 2.20 sets forth a list of all insurance policies
                       -------------
owned by Company, together with a brief statement of the coverage thereof. Company carries or is entitled to the benefits of insurance in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business and owning or operating similar properties in the localities where such business and properties are located, and all such insurance is in full force and effect.

     2.21  Employee Benefit Plans.  (a)  Set forth in Schedule 2.21 is a true
                                                      -------------
and complete list of each Pension Plan maintained by Company or an ERISA Affiliate in which a current or former employee of Company is a participant. Set forth in Schedule 2.21 is a true and complete list of each Welfare Plan
             -------------
maintained by Company or an ERISA Affiliate in which a current or former employee of Company is a participant. Company has, not within the five (5) calendar years immediately prior to the Closing Date, maintained or been required to make any payment at any time with respect to any Pension Plan subject to Section 302 or Title IV of ERISA. Neither Company nor any ERISA Affiliate has (i) engaged in or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA or
(ii) incurred, or reasonably expects to incur, and liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that could become a liability of the Buyer or any of its ERISA affiliates after the Closing.

          (b) Schedule 2.21 is a true and complete list of every Non-ERISA
              -------------
Commitment to which Company is a party or with respect to which it is or will be required to make any payment.

          (c) Seller has made available to Buyer with respect to each Plan in which a current or former employee of Company is a participant true, correct and complete copies of: (i) all Plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies; (ii) the current summary plan description; (iii) the annual reports and accompanying schedules filed with the Internal Revenue Service for the most recently completed Plan year for which such reports have been filed; (iv) the most recent determination letter issued by the Internal Revenue Service; and (v) in the case of any Plan disclosed pursuant to the third sentence of Section 2.21(a), the most recently completed financial statements and actuarial reports.

Each document, statement or report described in clause (ii), (iii) or (v) of the preceding sentence is accurate and complete in all material respects.

          (d) Each Pension Plan which is intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no event has occurred, no amendment to such Plan has been adopted and no other action has been taken which would cause such Plan to lose its tax-qualified status.

          (e) With respect to each Plan: (i) there is no pending or, to the knowledge of Seller or Company, anticipated or threatened material claim (other than any routine claim for benefits); and (ii) all contributions and premiums due have been made on a timely basis. Each of the Plans (A) has been administered substantially in accordance with its terms and (B) complies in all material respects in form, and has been administered in accordance, with all Laws, including, where applicable, the requirements of ERISA and the Code in all material respects. To the knowledge of Seller and Company, no "reportable event" described in Section 4043 of ERISA or "prohibited transaction" described in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any ERISA Benefit Plan. The Company has complied in all material respects with the health care continuation coverage requirements of Part 6 of Title I of ERISA and Section 4980B of the Code. Company has no obligation to provide medical, health, death or other benefits to its prior employees or any other person other than while an employee of Company except as specifically required by Part 6 of Title 1 of ERISA and Section 4980B of the Code. The consummation of the transactions contemplated by this Agreement without any further action will not
(1) entitle any individual to severance pay or (2) accelerate the time of payment or vesting, or increase the amount, of any compensation or benefits due to any such individual.

     2.22 Transactions with Affiliates. Company has no outstanding Indebtedness, liabilities or obligations for amounts owing to, or notes or accounts receivable from, or leases, Contracts or other commitments or arrangements with or for the benefit of Seller, Seller's Affiliates or any of the officers, directors of Company, Seller or their Affiliates.

     2.23  Employment Matters.  To the knowledge of Seller and Company, Schedule
                                                                        --------
2.23 accurately sets forth the names of each director, officer and key employee
----
of Company, and the aggregate annual compensation of each at present fiscal year (including salaries, directors' fees, commissions, bonuses, and all other forms of taxable benefits). The Company provides no deferred compensation or non-qualified benefit plans.

     2.24 Compliance with Applicable Law. The conduct of Company's business does not: (a) violate or infringe any domestic or foreign laws, statutes, rules or regulations or any material ordinances, including, without limitation, any of the foregoing that pertain to or regulate environmental or occupational safety matters, other than violations or infringements which do not, individually or in the aggregate, have a Material Adverse Effect; or (b) to the knowledge of Seller or Company, violate or infringe any Intellectual Property Right of a third party in any material respect.

    2.25  Adverse Agreements; No Adverse Change.

          (a) Company is not a party to or subject to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation which, to the knowledge of Seller or Company, would have a Material Adverse Effect.

         (b) Since December 31, 1995, there has not been any Material Adverse Effect in, or development materially and adversely affecting the business, assets, financial position or results of operations of Company nor is Seller or Company aware of any such Material Adverse Effect or development which is likely to occur in the future and of which change or development Buyer has no knowledge nor reasonably should have been expected to have knowledge given Buyer's current business operations. Notwithstanding the foregoing, any Material Adverse Effect or development in general economic, political or legal conditions applicable to the Company and similarly situated Persons generally shall not constitute a breach of the representation and warranty set forth in this Section 2.25.

     2.26 Trade Notes and Accounts Receivable; Trade Notes and Accounts Payable; Prepaid Contracts.

          (a) The trade notes and accounts receivable of Company reflected on the Interim Company Balance Sheet and all trade notes and accounts receivable arising thereafter and prior to the Closing Date arose and will arise from bona fide transactions in the ordinary course of business of Company, and are current (except for normal claims and allowances which are consistent with Company's past experience and which in the aggregate are not material) and to Seller's and Company's knowledge fully collectible, less the applicable allowance for doubtful accounts.

          (b) The trade notes and accounts payable of Company reflected on the Interim Company Balance Sheet and all trade notes and accounts payable arising thereafter and prior to the Closing Date arose and will arise from bona fide transactions in the ordinary course of business of Company and have been paid or are not yet due and payable.

     2.27 Names; Prior Acquisitions. All names under which Company conducts business are listed in Schedule 2.27. Except as set forth in Schedule 2.27,
                       -------------                          -------------
Company has
not at any time changed its name or used any assumed or fictitious name, been the surviving entity in any merger, acquired any business or changed its principal place of business.

     2.28 Illegal Payments. Company has not made any illegal payments to, or provided any illegal benefit or inducement for, any government official, provider, supplier, covered individual or customer.

     2.29 No Brokers. Except for Seller's obligations to Dean Witter Reynolds, for which Seller is solely responsible, neither Seller nor Company has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer, Seller or Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and neither Seller nor Company is aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     2.30  [Intentionally Omitted]

     2.31 Product and Service Warranties. Company provides customer service and support to its customers at no additional charge for the first 30 to 365 days, and, for an additional fee, on a continuing basis thereafter. There are no product warranty or product liability claims pending, or to the knowledge of Seller or Company threatened, that are: (i) outside the scope of the customer support currently provided to customers in the ordinary course of business; or
(ii) unusual in amount relative to past warranty claims made against Company.

     2.32 Customers. Company has made available to Buyer a list of all customers whose invoices from Company exceeded five percent (5%) of the total amounts invoiced by Company for the nine months ended September 30, 1996.
Seller and Company believe that Company has a good and ongoing relationship with each of its customers, other than disputes between Company and its customers which have arisen in the ordinary course of Company's business and which neither Company nor Seller has any reason to believe will have a Material Adverse Effect.

     2.33  Export of Products and Technologies.  Except as set forth in Schedule
                                                                        --------
2.33, Company does not currently export any Intellectual Property Rights or
----
other products or services to any foreign countries.

     2.34  FDA Compliance.  Schedule 2.34 sets forth a list, referencing
                            -------------
relevant records and documents, for the last two years, of: (i) all Food and Drug Administration ("FDA"), and any other Governmental Entity with similar jurisdiction, inspector lists of observations or similar documents made at inspections, including, but not limited to, Forms FDA-483, with respect to Company; (ii) Regulatory or Warning Letters, Notices of Adverse Findings or
Section 305 notices issued by the Food and Drug Administration or any similar letters or notices issued by any other Governmental Entity to Company; (iii) all United States Pharmacopoeia product problem reporting program complaints or reports and MedWatch FDA forms 3500, device experience network complaints received by Company and Medical Device Reports ("MDRs") filed by Company; (d) all product recalls and safety alerts conducted by or issued to Company; (e) any civil penalty actions begun by FDA or any other Governmental Entity against Company and known about by Company; and (f) all 510(k) substantial equivalence letters or premarket approval ("PMAs") letters (hereinafter jointly referred to as "approvals") for devices sold by Company and all assurances, written and/or oral, that any modifications to devices subject to such 5 10(k)s or PMAs remain covered by such FDA and any other Governmental Entity approvals. Company has made available to Buyer copies of all documents referred to in Schedule 2.34.
                                                               -------------
Company has obtained all consents, approvals, certifications, authorizations and permits of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all FDA laws, rules and regulations, and all corresponding state and, to the knowledge of Seller and Company, foreign laws, rules and regulations applicable to Company and relating to its medical device businesses. In particular, and not in limitation of the immediately preceding sentence, FDA has not informed Company that Company's proprietary blood transfusion and/or blood matching software products (collectively referred to herein as the "Blood Bank Software") cannot be sold. To the knowledge of Seller and Company, Company is in compliance with all FDA laws, rules and regulations, and all corresponding state and foreign laws, rules and regulations (including good manufacturing practices) relating to medical device manufacturers and distributors or otherwise applicable to Company's business and neither Seller nor Company is aware of any facts that would give Seller reason to believe that any of Company's consents, approvals, authorizations, registrations, certifications, permits, filings or notifications which it has received or made to operate its business have been or are being revoked or questioned. To the knowledge of Seller and Company, there is no investigation or inquiry pending or threatened relating to the operation of Company's business and Company's compliance with applicable Laws relating to its medical device business.


                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     3.1 Existence; Good Standing; Corporate Authority; Compliance with Law. Buyer is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to so qualify would not have a Material Adverse Effect. Buyer has all requisite corporate power and authority to own its properties and carry on its business as now conducted.

     3.2 Authorization; Validity and Effect of Agreements. (a) The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

          (b) The execution and delivery of this Agreement by Buyer does not and the consummation of the transactions contemplated hereby will not: (i) require the consent of any third party (except for the consents set forth in Section
5.2.5 of this Agreement); (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Encumbrance upon any part of the property of the Company pursuant to any provision of material agreement or other instrument to which Buyer is a party or by which it is bound; or (iii) violate or conflict with any provision of the bylaws or articles of incorporation of Buyer as amended to the date of this Agreement.

     3.3 No Brokers. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer, Seller or Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Buyer is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     3.4 Available Funds. Buyer has, and at all times until the Closing will have, funds sufficient to consummate the transactions contemplated hereby, which funds are not, and shall not, be subject to any contingencies or consents by any Person in order to consummate such transactions.

     3.5 Purchase for Investment. Buyer is purchasing the Company Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution.

     3.6 Litigation. There are no claims, actions, suits or proceedings, pending or to Buyer's knowledge threatened, against Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.


                                   ARTICLE 4
                                   COVENANTS
                                   ---------

     4.1. Conduct of Business. During the period from the date hereof to the Closing, except as otherwise contemplated in this Agreement or previously disclosed to Buyer, Seller shall cause Company to be operated in the manner consistent with past practice. From the date of this Agreement to the Closing, without the prior written consent of Buyer, Seller shall take no action which would permit Company to and shall cause Company, and in the case of clause (h) hereof shall cause each ERISA Affiliate, not to:

          (a) (i) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities or equity equivalents,
(ii) split, combine or reclassify any shares of its capital stock or (iii) amend the terms of any such securities or agreements outstanding on the date hereof;

          (b) amend its Articles of Incorporation or Bylaws, or take any action with respect to any such amendment;

          (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Common Stock or any other of its capital stock, or redeem, repurchase or otherwise acquire any of the Common Stock or any other of its securities;

          (d) (i) sell, lease, transfer or dispose of any assets or rights (it being understood that this clause shall not apply to the licensing of Company Intellectual Property Rights in the ordinary course of Company's business), (ii) permit any asset to suffer any Encumbrance thereupon, except for such Encumbrances as are listed in Schedule 2.14 on the date hereof and encumbrances
                              -------------
permitted under Section 2.12, (iii) acquire any assets or rights, unless in the case of (i), (ii) and (iii), pursuant to obligations in effect on the date hereof and disclosed in the disclosure schedules to this Agreement or in accordance with Company's capital expenditures permitted under Section 4.1(j) of this Agreement, or (iv) enter into any commitment or transaction binding on Company or its assets with respect to (i), (ii) or (iii) above, except as provided therein;

          (e) (i) incur or assume any Indebtedness, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities, (iii) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person other than advances for expenses incurred by employees in the ordinary course of business consistent with past practice;

          (f) pay, discharge or satisfy any liability, obligation, or Encumbrance (absolute, accrued, asserted or unasserted, contingent or otherwise) of Company, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations of Company reflected on or reserved against in the Interim Company Balance Sheet or incurred by Company since the date of the Interim Company Balance Sheet;

          (g) change or propose to change any of the financial reporting, accounting or tax principles, practices or methods used by Company (except as required by GAAP or Law); change the fiscal year of Company; write down the value of any assets of Company; or change any policies or practices with respect to the pricing of products and services, investments by Company, other practices related to inventory, credit, allowance or other material policy;

          (h) enter into, adopt, amend or terminate any Plan, increase in any manner the compensation or fringe benefits of any director, officer or employee of Company or pay any benefit not required by any existing Plan, or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing, except to the extent required by applicable Law;

          (i) enter into or offer to enter into any employment arrangement or consulting arrangement with any Person; or

          (j) make or authorize capital expenditures in an aggregate amount in excess of $50,000.


     4.2. Acccess to Company Information; Confidentiality.

          (a) Except as may be restricted by applicable law, during the period from the date hereof to the Closing, Seller shall, and shall cause Company to:
(i) give Buyer and its authorized representatives reasonable access during normal business hours to all books and records, offices and other facilities and properties utilized by Company in connection with its business and all information relating to the Company, its business, properties, assets, financial condition, results of operations and prospects; (ii) permit Buyer and its authorized representatives to make such inspections thereof and interview personnel of Company during normal business hours as Buyer may request; and
(iii) cause Company's officers and auditors to furnish Buyer and its authorized representatives with such financial operating data and other information with respect to the items set forth in clause (i) of this Paragraph (a) as Buyer may from time to time reasonably request; and (iv) instruct Company's officers to furnish Buyer with information reasonably required by Buyer and to cooperate with Buyer in its investigation of Company.

          (b) All information about Company obtained by Buyer from Seller, Company or any of their directors, officers, employees, agents or representatives in connection with the transactions contemplated herein (other than publicly available information or information which is lawfully acquired by Buyer on a non-confidential basis from a source other than Seller or Company) shall be held in confidence by Buyer and such information shall not be disclosed to any Person (other than Buyer and its Affiliates and their respective directors, officers, employees, agents, and representatives) except as may be required by judicial process, administrative or other order, or any Law, rule or regulation, including without limitation the rules and regulations of any national securities exchange. After the Closing, this covenant shall have no application to information disclosed by Buyer about Company.

     4.3. Disclosure Supplements. From time to time prior to the Closing, Seller shall supplement or amend any applicable schedule with respect to any matter that, if known, existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such schedule, or any information with respect to any matter that is necessary to complete or correct any information in any schedule, and from time to time prior to the Closing each party shall provide to the other such information as is necessary to render accurate any representation and warranty of Seller or Buyer, as the case may be, that has been rendered inaccurate. No information or matter disclosed in an amended or supplemental disclosure schedule shall constitute a default of any representation or warranty set forth in Article 2 of this Agreement to the extent that such information or matter is permitted under this Article 4 or is otherwise permitted under this Agreement. Seller has delivered or made available to Buyer true and complete copies of all documents listed or referred to in all schedules.

     4.4. Reasonable Efforts.

          (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated in this Agreement as promptly as practicable, including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated in this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity and the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information not subject to legal privilege with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated in this Agreement. Each party shall cooperate with the other in obtaining from all Governmental Entities and other Persons all consents, contractual agreements and other documents relating to such Governmental Entities or other Persons referred to herein.

          (b) Each party hereto shall promptly inform the other of any communication from any Governmental Entity or other Person regarding any of the transactions contemplated in this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity or Person with respect to the transactions contemplated in this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

     4.5. Public Announcements. Subject to Section 4.2, none of Seller, Company, or Buyer will issue or cause the publication of any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the parties hereto, provided, that any party hereto may make a public announcement to the extent required by Law, judicial process or the rules, regulations or interpretations of the Securities and Exchange Commission or any national securities exchange. Notwithstanding the foregoing, following the Closing, Seller (and its employees) may make such public statements concerning Company and the transactions contemplated hereby provided that no such statements disclose information deemed "nonpublic" under Subsections 7.3(a)-(d) of this Agreement.

     4.6. Tax Matters. (a) Seller shall not elect to reattribute to itself any Tax Asset of Company pursuant to Treasury Regulation (S) 1.1502-20(g) or any similar state or local income tax Laws.

          (b) (i) Seller shall be liable for and indemnify Buyer for Taxes of Company for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing, the portion of such taxable year ending on and including the Closing Date, in each case to the extent that such Taxes are not reflected in the reserve for Taxes shown on the Interim Company Balance Sheet, as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past practice of Company and Seller.

               (ii) Buyer and Company shall be liable for and indemnify Seller for the Taxes of Company for any taxable year or period that begins on or after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing, the portion of the taxable year beginning on the day after the Closing Date.

               (iii) For purposes of clauses (b)(i) and (b)(ii), whenever it is necessary to determine the liability for Taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing shall be determined by assuming that Company had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned based on the number of days in the year elapsed to and including the Closing Date.

               (iv) Any payment by Seller or Buyer under this Section 4.6 will be treated for tax purposes as an adjustment to the Purchase Price.

               (v)   If Seller's indemnification obligation under this Section
               4.6 arises in respect of any adjustment which makes allowable to Buyer, any of its Affiliates or, effective upon Closing, Company or any Subsidiary any deduction, amortization, exclusion from income or other allowance which would not, but for such adjustment, be allowable, then any payment by Seller to Buyer under this Section
               4.6 shall be reduced by the amount of the Tax benefit attributable to such deduction, amortization, exclusion or other allowance.

          (c) Seller shall cause Company to file when due all Tax Returns that are required to be filed by Company for taxable years or periods ending on or before the Closing Date, and Buyer shall file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to Company. For any Tax period that includes (but does not end on) the Closing Date, the Tax Return for such period shall be prepared in a manner consistent with past practice, and shall be submitted by Buyer to Seller at least 30 days prior to the due date (including extensions) of such Return. Seller shall have the right at its expense to review all work papers and procedures used to prepare such Return. Buyer and Seller agree to negotiate in good faith to resolve any disagreement relating to any such Return.

          (d) After the Closing Date, each of Seller and Buyer shall:

               (i) assist in all reasonable respects (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 4.6;

               (ii) cooperate in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Company;

               (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Company;

               (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for any taxable period for which the other may have a liability under this Section 4.6; and

               (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

          (e) Buyer shall notify Seller in writing upon receipt by Buyer or Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of Company for which Seller would be required to indemnify Buyer and Company.

          (f) Seller shall have the right to represent Company's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date and to employ counsel of its choice at its expense.

          (g) Except as expressly permitted by this Agreement, Buyer shall not, and shall not cause or permit Company or any Affiliate of Buyer,: (i) to take any action other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability of the Seller Group or the loss of any Tax Asset of Seller or the Seller Group under this Agreement; or
(ii) to make or change any tax election, amend any Tax Return or take any tax position on any Tax Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax Asset of Seller in respect of any Pre-Closing Tax Period, unless such action, omission or position is taken to bring Seller and/or Company into conformity with this Agreement.

          (h) Except as expressly permitted by this Agreement, Seller or any Affiliate of Seller shall not make or change any tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax Asset of Company or Buyer in respect of any Post-Closing Tax Period.

          (i) All refunds of Taxes of Company and interest thereon received by Buyer, any Affiliate of Buyer or Company, attributable to any Pre-Closing Tax Period shall be the property of Buyer. Further, Seller shall promptly pay or shall cause prompt payment to be made to Buyer of all refunds of Taxes of Company and interest thereon received by Seller, any Affiliate of Seller or Company, attributable to the Pre-Closing Tax Period or the Post-Closing Tax Period, unless already received and retained by Company.

     4.7. Other Affirmative Covenants of Seller. During the period from the date hereof to the Closing, Seller shall:

          (a) use its reasonable efforts to cause Company to: (i) preserve intact the current corporate structure of Company; (ii) comply with all Laws and orders; (iii) keep available the services of the current officers of Company (provided, however, that Seller shall deliver to Buyer at the Closing the resignations of each of the directors and officers of Company as required by
Section 5.1.4); and (iv) maintain, reasonably consistent with the Company's past practice, Company's relations and good will with suppliers, customers, landlords, creditors, agents and others having business relationships with Company;

          (b) confer with Buyer concerning operational and financial matters of a material nature.

     4.8 Customer Contacts. Commencing prior to the date hereof and continuing until the Closing, Seller and Company shall afford Buyer reasonable opportunity to contact each customer using Company's proprietary blood transfusion and/or blood matching software products (collectively referred to herein as the "Blood Bank Software") and each customer using Company's proprietary software which coordinates the use of Company software among multiple sites (the "Multi-Site Software") and such other customers as reasonably requested by Buyer. Company shall make available a complete list of each customer and a description of the Blood Bank Software and/or Multi-Site Software (including the version/release and date of installation) used by such customer. Buyer's designated representatives may make such contacts by telephone, in writing or in person. Buyer will provide Seller and Company the opportunity to participate in any such customer contact and the opportunity review any proposed written contact prior to sending it to the customer. Seller and Company may designate a representative to accompany Buyer's representative during all telephonic and personal contacts with the customer.


                                   ARTICLE 5
                             CONDITIONS OF CLOSING
                             ---------------------

     5.1 Buyer's Conditions of Closing. The obligation of Buyer to purchase and pay for the Company Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

          5.1.1 All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing Date, Seller shall have performed all agreements and covenants in all material respects and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Buyer shall have received a certificate of Seller dated the Closing Date to such effect.

          5.1.2 Except as otherwise disclosed in the disclosure schedules to this Agreement (in the form delivered as of the date of this Agreement), there shall have been no material adverse change since the date of the Interim Company Balance Sheet in the financial condition, business or affairs of Company and Company shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business, and Buyer shall have received a certificate of the Seller dated the Closing Date to such effect.

          5.1.3 Seller shall have delivered to Buyer a Certificate of the Secretary of State (or other authorized officer) of the State of Texas certifying as of a date reasonably close to the Closing Date that Company has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

          5.1.4 Seller shall have delivered the written resignations, effective on the Closing Date, of all members of the Board of Directors and all officers of Company.

          5.1.5 Seller shall have delivered to Buyer certificates and other instruments representing all Company Shares, duly endorsed for transfer or accompanied by appropriate stock powers, together with all other documents necessary or appropriate to validly transfer the Company Shares to Buyer free and clear of all Encumbrances.

          5.1.6 (a) Seller shall have delivered to Buyer a certificate of its corporate Secretary certifying:

               (i) Resolutions of its Board of Directors authorizing execution, performance and delivery of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

               (ii) The incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

          (b) The Secretary of Company shall have delivered to Buyer a certificate certifying that the Articles of Incorporation and Bylaws of Company attached to such certificate are complete and correct and in effect as of the date of such certification.

          5.1.7 Buyer shall have received from Davis, Polk & Wardwell, counsel for Seller, an opinion, dated the Closing Date and in the form attached hereto as Exhibit "C".
   -----------

          5.1.8 The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby set forth on Schedule 5.1.8 hereto shall have been obtained.
                    --------------

          5.1.9 No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which would prevent the consummation of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

          5.1.10    [Intentionally Omitted]

          5.1.11 Discharge of Liabilities. Seller shall have executed and delivered to Buyer the Assumption Agreement, pursuant to which Seller will assume and agree to pay or satisfy all liabilities and obligations of Company identified on Schedule
                                                                        --------
1.5 hereto.
---

          5.1.12   [Intentionally Omitted]

          5.1.13 Release of Financing Obligations. (a) Seller shall have obtained and presented to Buyer by the Closing a release, cancellation and consent, in form reasonably satisfactory to Buyer, from Chase Manhattan Bank, or its assignee ("Bank"), with respect to any Indebtedness or obligation to Company of Bank and with respect to any Encumbrance on Company assets in favor of Bank pursuant to the Amended and Restated Revolving Credit Agreement by and among Seller, Company and Health Systems Integration, Inc. and Chase Manhattan Bank, as assignee of Central Fidelity Bank, dated as of August 17, 1995, as amended (the "Credit Agreement"), any document, agreement or obligation related thereto or any other agreement, instrument or undertaking of indebtedness. Such release, cancellation and consent shall include: (i) a general release from all liabilities and obligations under the Credit Agreement; (ii) UCC-3 statements with respect to termination of all security interests in and liens upon the Company's personal property; (iii) a release or satisfaction of any liens with respect to Intellectual Property Rights filed in the United States Patent and Trademark Office; (iv) the release of Seller's pledge of Company's capital stock; (v) the release of the Company under any issued letters of credit; (vi) the cancellation (or suitable arrangements therefor) of all lockbox arrangements; and (vii) Bank's consent to the consummation of the transactions contemplated by this Agreement.

          (b) Seller shall have obtained and presented to Buyer on or before the Closing a release from Central Fidelity National Bank ("Central Fidelity") for any indemnification liabilities and obligations owed it by Company, or a certificate indicating that no such indemnification liabilities or obligations of Company exist.

     5.2 Seller's Conditions of Closing. The obligation of Seller to sell the Company Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

          5.2.1 All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing Date and Buyer shall have performed in all material respects all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Seller shall have received a certificate of Buyer dated the Closing Date to such effect.

          5.2.2  Buyer shall make payment of the Purchase Price as provided in
Section 1.4.

          5.2.3 Buyer shall have delivered to Seller a certificate of its corporate Secretary certifying:

          (a) Resolutions of its Board of Directors authorizing execution, performance and delivery of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

               (b) The incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

          5.2.4 Seller shall have received from Klett, Lieber, Rooney & Schorling, counsel for Buyer, an opinion, dated the Closing Date and in the form attached hereto as Exhibit "D".
                   -----------

          5.2.5 The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained.

          5.2.6 No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which would prevent the consummation of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such to be rescinded.

          5.2.7 Seller shall have received from Buyer a certificate, executed by an officer of Buyer in such capacity, that Buyer has no actual knowledge that the representations and warranties of Seller in Article 2 of this Agreement, as amended through the Closing Date, are not true and correct in all material respects or that Seller has breached in any material respect any of its obligations under this Agreement.

                                   ARTICLE 6
                     NATURE AND SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES; INDEMNIFICATION
                        -------------------------------

     6.1 Events of Default -- Seller. A breach of any representation or warranty by Seller or breach as a result of the failure of Seller to perform any of its agreements, covenants and obligations under this Agreement shall be considered a default hereunder giving rise to the indemnification set forth in
Section 6.3 hereof.

     6.2 Survival of Representations, Etc. All representations and warranties made by Seller in this Agreement, and the remedies of Buyer with respect thereto, shall survive the Closing hereunder for the following periods:

          (a) With respect to the representations and warranties of Seller (other than those representations and warranties in Sections 2.1, 2.2, 2.4 and 2.11 and those described in 6.2(b) below), any claim arising thereunder must be brought within a period of eighteen (18) months following the Closing Date.

          (b) With respect to the representations and warranties of Seller as to federal, state and other taxes any claim arising thereunder must be brought within the period of the applicable statutes of limitations, including any extensions thereof.

          (c) With respect to the representations and warranties of Seller contained in Sections 2.1, 2.2, 2.4 and 2.11, such representations and warranties shall survive the Closing indefinitely and any claim arising thereunder may be brought at any time.

     6.3 Indemnification to Buyer. (a) From and after the Closing Date, Seller shall indemnify and hold Buyer, and its affiliates, agents and representatives, harmless from and against any and all claims, losses, expenses, damages or liabilities arising out of or relating to any of the following: (i) the representations and warranties of Seller set forth in Article 2 of this Agreement not being true and correct in all material respects on the Closing Date; (ii) any breach, violation or nonperformance of a covenant, agreement or obligation to be performed hereunder on the part of Seller; or (iii) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceedings, commenced or threatened) incident to any of the foregoing or the enforcement of this Section.

          (b) Notwithstanding any provision to the contrary contained in this Agreement, Buyer shall not make any claim against Seller for any breach of representations and warranties or any covenant or agreement under this Agreement until the dollar amount of all loss to Buyer for such breaches shall exceed in the aggregate the amount of $100,000, and, if such amount is exceeded, Seller shall be required to pay only the amount by which such aggregate loss to Buyer for all such breaches exceeds $100,000; provided, however, that Seller's obligation and liability for any and all breaches of the representations and warranties and the covenants and agreements set forth in this Agreement shall not exceed in the aggregate the amount of $2,500,000.

     6.4  Representation, Cooperation and Settlement.

          (a) Buyer agrees to give prompt written notice to Seller of any claim against Buyer which might give rise to a claim by Buyer against Seller based on the indemnity agreement contained in Section 6.3 hereof, stating the nature and basis of the first-mentioned claim and the amount thereof.

          (b) Buyer shall have full responsibility and authority with respect to the payment, settlement, compromise or other disposition of any dispute, action, suit or proceeding brought against Buyer or Company, including, without limitation, the right to conduct and control all negotiations with respect to the settlement, compromise or other disposition thereof, and Seller agrees to cooperate with Buyer in any reasonable manner requested by Buyer in connection with any such negotiations, provided that Buyer shall not settle, compromise or
                            --------
otherwise dispose of any dispute, action, suit or proceeding brought against Buyer or Company with respect to which Seller may have liability under the indemnity agreement contained in Section 6.3 hereof without prior written consent of Seller. In the event any action, suit or proceeding is brought against Buyer or Company with respect to which Seller may have liability under the indemnity agreement contained in Section 6.3 hereof, however, Seller shall have the right, without prejudice to Buyer's rights under this Agreement, at Seller's sole expense, to be represented by counsel of its own choosing and with whom counsel for Buyer shall confer in connection with the defense of any such action, suit or proceeding. The parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.

     6.5 Events of Default -- Buyer. A breach of any representation or warranty by Buyer or breach as a result of the failure of Buyer to perform any of its agreements, covenants and obligations under this Agreement, shall be considered a default hereunder giving rise to the indemnification set forth in
Section 6.7 hereof.

     6.6 Survival of Representations, Etc. All representations and warranties made by Buyer in this Agreement, and the remedies of Seller with respect thereto, shall survive the Closing hereunder, except that any claim arising thereunder must be brought within a period of eighteen (18) months following the Closing Date.

     6.7 Indemnification to Seller. (a) From and after the Closing Date, Buyer shall indemnify and hold Seller, and its affiliates, agents and representatives, harmless from and against any and all claims, losses, expenses, damages or liabilities arising out of or relating to any of the following: (i) the representations and warranties of Buyer set forth in Article 3 of this Agreement not being true and correct in all material respects on the Closing Date; (ii) any breach, violation or nonperformance of a covenant, agreement or obligation to be performed hereunder or in connection herewith on the part of Buyer; or (iii) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceedings, commenced or threatened) incident to any of the foregoing or the enforcement of this Section.

          (b) Notwithstanding any provision to the contrary contained in this Agreement, Seller shall not make any claim against Buyer for any breach of representations and warranties or of any covenant or agreement under this Agreement until the dollar amount of all loss to Seller for such breaches shall exceed in the aggregate the amount of $100,000, and, if such amount is exceeded, Buyer shall be required to pay only the amount by which such aggregate loss to Seller for all such breaches exceeds $100,000; provided, however, that Buyer's obligation and liability for any and all breaches of the representations and warranties and the covenants and agreements set forth in this Agreement shall not exceed in the aggregate the amount of $2,500,000.

     6.8  Representation, Cooperation and Settlement.

          (a) Seller agrees to give prompt written notice to Buyer of any claim against Seller which might give rise to a claim by Seller against Buyer based on the indemnity agreement contained in Section 6.7 hereof, stating the nature and basis of the first-mentioned claim in the amount thereof.

          (b) Seller shall has full responsibility and authority with respect to the payment, settlement, compromise or other disposition of any dispute, action, suit or proceeding brought against Seller, including, without limitation, the right to conduct and control all negotiations with respect to the settlement, compromise or other disposition thereof, and Buyer agrees to cooperate with Seller in any reasonable manner requested by Seller in connection with any such negotiations, provided that Seller shall not settle, compromise or otherwise
              --------
dispose of any dispute, action, suit or proceeding brought against Seller with respect to which Buyer may have liability under the indemnity agreement contained in Section 6.7 hereof without prior written consent of Buyer. In the event any action, suit or proceeding is brought against Seller with respect to which Buyer may have liability under the indemnity agreement contained in
Section 6.7 hereof, however, Buyer shall have the right, without prejudice to Seller's rights under this Agreement, at Buyer's sole expense, to be represented by counsel of its own choosing and with whom counsel for Seller shall confer in connection with the defense of any such action, suit or proceeding. The parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.



                                 ARTICLE 7
                  TRANSACTIONS SUBSEQUENT TO THE CLOSING DATE
                  -------------------------------------------

          7.1 Further Assurances. From time to time after the Closing Date, upon the reasonable request of the Buyer, Seller will: (a) make available to Buyer any records, documents and data retained by the Seller which pertain solely to Company, its business and operations; and (b) execute, deliver and acknowledge all such further instruments of transfer and conveyance as Buyer may reasonably require to transfer the Company Shares to Buyer, including without limitation, such instruments of transfer and conveyance as may be required under federal and state securities laws and regulations, and to otherwise comply with said laws and regulations and to put Buyer in possession of any of the Company Shares and to carry out the provisions of this Agreement and to consummate the transactions contemplated hereby. Seller shall not discard, destroy or otherwise dispose of records, documents and data of the Seller relating to Company without first making such records, documents and data available to Buyer for inspection and copying.

          7.2 Non-Competition. Seller recognizes that: (a) Buyer's entering into this Agreement is induced primarily because of the covenants and assurances made by Seller; (b) Seller's covenant not to compete is necessary to ensure the continuation of the business to be purchased by Buyer hereunder; and (c) irreparable harm and damage will be done to Buyer and Buyer's affiliates in the event that Seller competes with Buyer or Buyer's affiliates within the area or areas contained in this Section. Seller therefore agrees for a period of one
(1) year following the Closing Date that neither Seller nor any Person controlled, directly or indirectly, by Seller will compete directly with Company in the production, marketing, sale, service or maintenance of any of the products or services produced, marketed, sold, serviced or maintained by Company as of the date of this Agreement (the "Antrim Products and Services") anywhere within the United States of America, Canada or Mexico. Nothing in this provision shall prevent Seller or any of its Affiliates from continuing any line of business in which it or they are now engaged or from continuing the production, marketing, sale, service or maintenance of any product or service produced, marketed, sold, serviced or maintained by Seller or any of its Affiliates as of the date of this Agreement. Seller acknowledges that the remedy at law for any breach or threatened breach of the provisions of this
Section 7.2 by Seller will be inadequate, and that, accordingly, Buyer shall, in addition to all other available remedies, be entitled to injunctive relief, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Seller agrees not to plead or defend on any grounds of adequate remedy at law or any similar defense in any action by Buyer against it for injunctive relief or for specific performance of any of its obligations under this Section. Notwithstanding anything to the contrary in this Section 7.2, nothing herein shall prohibit Seller or any of its Affiliates from entering into joint ventures, partnerships, joint marketing arrangements, distributorship arrangements, value-added reseller arrangements or similar arrangements with one or more third parties whose products or services are in competition with Antrim Products and Services or to market, sell, service or maintain any products or services of any such third party. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies for such breach or threatened breach. Notwithstanding anything herein to the contrary, this Section 7.2 shall not survive an arms'-length bona fide transaction involving the sale by Seller of substantially all of its assets, the sale, in any one or series of related transactions, of more than 50% of its voting securities, or an initial public offering.

          7.3 Confidentiality. Buyer and its Affiliates (with respect to Company but not to Seller, up to the Closing, or after the date of this Agreement if the Closing does not take place) will maintain in confidence all confidential documents or information concerning Seller, Company's business and Company disclosed by Seller, Company or any agent of Seller or Company in connection with this Agreement. In the event the transactions contemplated in this Agreement do not take place on or before the termination date set forth in
Section 8.1 of this Agreement, Buyer will return to Seller all documents and other materials obtained by Buyer or its Affiliates or on their behalf from Seller, Company or any agent of Seller or Company and containing nonpublic information (i.e., not described in subsections 7.3(a)-(d)) concerning Seller, Company's business or the Company and shall destroy or cause to be destroyed any copies thereof made for Buyer or any of Buyer's respective agents or employees. Notwithstanding the foregoing, Buyer and its affiliates shall have no obligation under this Section 7.3 to the extent that such information: (a) was at the time of disclosure, or thereafter becomes, generally available to the public, through no fault of Buyer; (b) was known to Buyer on a nonconfidential basis prior to disclosure by Seller, Company or any agent of Seller or Company; (c) was lawfully acquired in good faith from a third party, who did not obtain it directly or indirectly from Seller or Company or any agent of Seller or Company unlawfully or under binder or secrecy; or (d) was developed independently within Buyer's organization by personnel not having access to any nonpublic information pertaining to Seller or Company. Furthermore, confidential information subject to this Section 7.3 may be disclosed, if and only to the extent legally required, in response to legal process or applicable governmental regulations, provided that Seller is first notified of any obligation to disclose such confidential information and the party so obligated fully cooperates with Seller in taking such measures as shall be appropriate, and to the extent and in the manner permissible under applicable law, to protect the confidentiality of such information.

          7.4 Certain Accounts Receivable. Buyer shall cause Company to promptly remit to Seller all amounts received in respect of the accounts receivable set forth on Schedule 7.4. Neither Company nor Buyer shall have any
                        ------------
obligation to collect, or enforce the collection of, any such accounts receivable.

          7.5 Transition Services. For a period of six (6) months after the Closing Date, Seller will provide certain administrative services to Buyer relating to the operation of Company. In connection therewith, Buyer will pay to Seller a reasonable fee and will refund to Seller all reasonable costs and expenses incurred by Seller at the request of Buyer in connection with the provision of such services.

          7.6 Access to Certain Records. Buyer shall cause Company to give Seller and its authorized representatives reasonable access during normal business hours to those portions of all books and records of Company that are relevant to Seller's rights under the Agreement and Plan of Reorganization dated as of October 6, 1995 among Seller, Company, Compucare Acquisition, Inc. and certain former shareholders of Company. As a condition to such access, Buyer may require Seller and its representatives to execute a confidentiality agreement incorporating substantially the terms of Section 4.2 of this Agreement.

          7.7 Digital Equipment Note. At the Closing, Company will assume, and agree to pay, the outstanding balance of principal, interest and fees, if any, under that certain Promissory Note dated March, 1996 (the "DEC Note") executed and delivered by Seller to Digital Equipment Corporation, in the original principal amount of $1,132,097; provided that such outstanding balance shall not exceed $482,064.98.


                                   ARTICLE 8
                                  TERMINATION
                                  -----------

          8.1 Methods of Termination. This Agreement may be terminated at any time before the Closing:

               (a) By mutual written consent of Buyer and Seller; or

               (b) By either Buyer or Seller if the Closing shall not have been consummated by December 15, 1996; or

               (c) By either Buyer or Seller if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Entity having competent jurisdiction.

          8.2 Procedure Upon Termination. In the event of termination by Buyer or Seller, or both, pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by Buyer or Seller. If the transactions contemplated by this Agreement are terminated as provided herein:

          (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same; and

          (b) Neither Seller nor Buyer (nor any of their respective officers, directors, employees, partners, agents, or other representatives or affiliates) shall have any liability or further obligation any other party to this Agreement, except as provided in this Section 8.2 and except that the provisions of Section 9.4 regarding expenses, the provisions of Section 7.3 regarding confidentiality and the provisions of Section 9.7 regarding governing law shall continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.1(b), Seller will remain liable to Buyer if such termination shall result from the willful failure of Seller to fulfill a condition to the performance of the obligations of Buyer, or from a willful failure of Seller to perform a covenant of the Agreement, and Buyer will remain liable to Seller if such termination shall result from the willful failure of Buyer to fulfill a condition to the performance of the obligations of Seller, or from a willful failure of Buyer to perform a covenant of the Agreement, and Seller or Buyer may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.


                                   ARTICLE 9
                                 MISCELLANEOUS
                                 -------------

          9.1 Notice. Any notice required or permitted hereunder shall be in writing (including facsimile transmission if confirmation is mailed or delivered no later than the succeeding business day) and shall be given:

          If to Buyer:      Sunquest Information Systems, Inc.
                            4801 East Broadway Blvd.
                            Tucson, AZ 85711
                            Attention:  Chief Financial Officer
                            FAX:  (520) 570-2499

          Copy to:          Klett Lieber Rooney & Schorling
                            One Oxford Centre, 40th Floor
                            Pittsburgh, PA  15219
                            Attention:  Stanley J. Lehman, Esq.
                            FAX:  (412) 392-2128

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

          If to Seller:     The Compucare Company
                            12110 Sunset Hills Road
                            Reston, VA  20190-3224
                            Attention:  General Counsel
                            FAX:  (703) 709-2495

          Copy to:          Davis Polk & Wardwell
                            450 Lexington Avenue
                            New York, NY  10017
                            Attention:  John A. Bick, Esq.
                            FAX:  (212) 450-4800

(or to such other address as any party shall specify by written notice so given). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

          9.2 Execution of Additional Documents. The parties hereto will at any time, and from time to time after the Closing Date, upon the reasonable request of the other party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the intent of this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

          9.3  Waivers and Amendment.

               (a) Seller or Buyer may, by written notice to the other executed by a properly authorized officer: (i) extend the time for the performance of any of the obligations or other actions of the other; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement;
(iii) waive compliance with any of the covenants of the other contained in this Agreement; or (iv) waive or modify performance of any of the obligations of the other.

               (b) This Agreement may be amended, modified or supplemented only by a written instrument executed by both the parties hereto. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          9.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Buyer shall pay the fees and expenses incurred by it incident to the

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

negotiation, preparation, execution and performance of this Agreement, and Seller shall pay the fees and expenses incurred by it incident to the negotiation, preparation, execution and performance of this Agreement.

          9.5 Binding Effect; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.6 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the Confidentiality Agreement dated July 27, 1996, constitute the entire agreement between the parties with respect to the subject matter of this Agreement, and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein, both oral and written.

          9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania exclusive of the conflict of law provisions thereof.

          9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          9.9 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

          9.10 Incorporation of Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are by this reference incorporated into this Agreement and made a part of this Agreement for all purposes as if fully set forth in this Agreement.

          9.11 Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

          9.12 Assignability. Except with respect to an assignment by Buyer to any subsidiary or affiliate of Buyer, neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto.

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

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.

                                 SELLER:

                                 THE COMPUCARE COMPANY


                                 By:    /s/ James A. Tholen

                                 Title:    CFO


                                 BUYER:

                                 SUNQUEST INFORMATION SYSTEMS, INC.


                                 By:    /s/ Nina M. Dmetruk

                                 Title:    Exec. V.P.

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